Exhibit 99.1

FOR IMMEDIATE RELEASE
POOL CORPORATION REPORTS SECOND QUARTER RESULTS
AND UPDATES 2023 EARNINGS GUIDANCE

Highlights

•Net sales of $1.9 billion; our second largest revenue quarter in company history
•Operating income of $327.0 million and operating margin of 17.6%
•Q2 2023 diluted EPS of $5.91 or $5.89 without tax benefits
•Updates annual earnings guidance range to $13.14 - $14.14 per diluted share
______________________

COVINGTON, LA. (July 20, 2023) – Pool Corporation (Nasdaq/GSM:POOL) today reported results for the second quarter of 2023 and updated its 2023 earnings guidance.
“We achieved our second largest revenue quarter in company history with an operating margin of 17.6%, 220 basis points higher than the pre-pandemic second quarter of 2019. Sales for the quarter of $1.9 billion were down 10% from a record high in the second quarter of 2022 and up 4% from the second quarter of 2021. We continued to expand our network during the second quarter, adding two acquired locations and three greenfields, bringing our new greenfield distribution locations to eight this year. We also generated record operating cash flows of $377 million, allowing us to lower our debt balance by $202 million from December 31, 2022 and return $133 million to our shareholders in dividends and share repurchases in 2023. I am proud of our team who continues to work collaboratively on our operational initiatives, displaying resiliency and strong execution during this swimming pool season. As we make our way through industry stabilization, we remain positive about the strength of the outdoor living industry and believe that we are well-positioned for long-term growth despite short-term macro trends and weather-challenged results during the first half of 2023. These challenges from both tough comparisons and difficult industry conditions present many opportunities for our team to showcase our superior execution and customer service skills, while gaining market share in the process,” commented Peter D. Arvan, president and CEO.
Second quarter ended June 30, 2023 compared to the second quarter ended June 30, 2022
Net sales decreased 10% in the second quarter of 2023 to $1.9 billion compared to $2.1 billion in the second quarter of 2022 following 15% net sales growth in the second quarter of 2022 and 40% growth in the second quarter of 2021, which resulted in a compound annual growth rate (“CAGR”) of 13% from 2019 to 2023. Our results in the second quarter of 2023 reflected challenging macro trends and a slow start to the swimming pool season due to negative impacts from cooler weather at the beginning of the quarter across many of our markets. These conditions led to slower maintenance activity than anticipated, reduced outdoor living construction activity and deferred discretionary replacement activity.
Gross profit decreased 15% to $567.8 million in the second quarter of 2023 from $666.8 million in the same period of 2022. Our gross profit increased at a 15% CAGR from 2019 to 2023. Consistent with our expectations, gross margin decreased 180 basis points to 30.6% in the second quarter of 2023 compared to 32.4% in the second quarter of 2022.
Selling and administrative expenses (operating expenses) decreased 3% to $240.8 million in the second quarter of 2023 compared to $247.9 million in the second quarter of 2022 as we managed variable expenses with reduced sales volumes. As a percentage of net sales, operating expenses increased to 13.0% in the second quarter of 2023 compared to 12.1% in the same period of 2022.
While operating income in the second quarter of 2023 decreased 22% to $327.0 million from a record high of $418.9 million in the second quarter of 2022, we achieved a 17% operating income CAGR from 2019 to 2023. Operating margin was 17.6% in the second quarter of 2023 compared to 20.4% in the second quarter of 2022.

Interest and other non-operating expenses, net for the second quarter of 2023 increased $8.4 million compared to the second quarter of 2022, primarily reflecting higher average interest rates.
We recorded a $0.6 million tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in the quarter ended June 30, 2023, compared to a tax benefit of $1.6 million realized in the same period of 2022. This resulted in a $0.02 per diluted share tax benefit in the second quarter of 2023 compared to a $0.04 per diluted share tax benefit realized in the same period of 2022.
Net income decreased 24% to $232.3 million in the second quarter of 2023 compared to $307.3 million in the second quarter of 2022. Earnings per diluted share decreased 23% to $5.91 in the second quarter of 2023 compared to $7.63 in the same period of 2022. Without the impact from ASU 2016-09 in both periods, earnings per diluted share decreased 22% to $5.89 compared to $7.59 in the second quarter of 2022. Our earnings per diluted share increased at a 16% CAGR from 2019 to 2023 and an 18% CAGR without the impact of ASU 2016-19 over the same period.
Six months ended June 30, 2023 compared to the six months ended June 30, 2022
Net sales for the six months ended June 30, 2023 declined 12% to $3.1 billion from $3.5 billion in the six months ended June 30, 2022. As expected, gross margin declined 150 basis points to 30.6% from 32.1% in the same period last year.
Operating expenses for the six months ended June 30, 2023 moderated to a 1% increase over the prior year period following the 6% increase realized in the first quarter of 2023. During the second quarter, we were able to better offset inflationary expense increases with productivity actions. Operating income for the six months ended June 30, 2023 decreased 28% to $472.8 million compared to $654.6 million in the same period last year. Operating margin for the six months ended June 30, 2023 was 15.4% compared to 18.9% for the six months ended June 30, 2022.
Net income for the six months ended June 30, 2023 decreased 31% to $333.9 million compared to $486.5 million for the six months ended June 30, 2022. However, adjusted EBITDA decreased less than net income at 26% to $502.6 million for the six months ended June 30, 2023 compared to $681.4 million for the same period last year and $489.6 million in the same period of 2021 as net income included the impact of higher interest expense caused by increased interest rates. We recorded a $5.4 million, or $0.14 per diluted share, tax benefit from ASU 2016-09 in the six months ended June 30, 2023 compared to a $8.9 million, or $0.22 per diluted share, tax benefit in the same period of 2022. Interest and other non-operating expenses, net for the first six months of 2023 increased $19.0 million compared to the same period last year, primarily due to higher average interest rates.
Earnings per diluted share decreased 30% to $8.48 in the first six months of 2023 compared to $12.03 in the same period of 2022. Without the impact from ASU 2016-09 in both periods, earnings per diluted share was $8.34 in the first six months of 2023 compared to $11.81 in the same period of 2022. Our earnings per diluted share increased by a 21% CAGR from 2019 to 2023 and a 23% CAGR without the impact of ASU 2016-19 over the same period.
Balance Sheet and Liquidity
Total net receivables, including pledged receivables, decreased 17% at June 30, 2023 compared to June 30, 2022, primarily due to our lower sales. Inventory levels decreased $186.2 million or 12% to $1.4 billion compared to June 30, 2022, which compares to the 3% increase that we reported as of March 31, 2023 (compared to March 31, 2022) as we mark progress toward reducing our inventory balance following prior year strategic purchases to compensate for supply chain challenges. Total debt outstanding was $1.2 billion at June 30, 2023 compared to $1.6 billion at June 30, 2022, down $410.8 million from the same period of last year and $202.2 million from December 31, 2022.
Net cash provided by operations improved to $376.8 million in the first six months of 2023 compared to $28.7 million in the first six months of 2022, primarily driven by positive changes in working capital, partially offset by lower net income.

Outlook
“We have adjusted our annual earnings guidance based on our results to date and now expect diluted earnings per share to be in the range of $13.14 to $14.14, including the impact of year-to-date tax benefits of $0.14. The midpoint of our updated annual earnings guidance range represents a 21% CAGR from 2019. Although we expect current macro trends to remain a challenge over the short term, we remain confident that our industry will benefit from longer-term demographic and socioeconomic trends, including outdoor living, southern migration, technological advancements and environmentally sustainable products. With the help of our talented team, we are committed to remaining the best business partner in the industry by supporting our customers and suppliers with a comprehensive assortment of tools and products while leveraging our expansive sales center network and robust capital resources,” said Arvan.
Non-GAAP Financial Measures
This press release contains certain non-GAAP measures (adjusted EBITDA and adjusted diluted EPS). See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.
About Pool Corporation
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 432 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.
Forward-Looking Statements
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should,” “will,” “may,” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; our ability to maintain favorable relationships with suppliers and manufacturers; the extent to which home-centric trends will moderate or reverse; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; changes in the regulatory environment; new or additional taxes, duties or tariffs; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2022 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP's subsequent filings with the SEC.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net sales	$1,857,363	$2,055,818	$3,064,138	$3,468,468
Cost of sales	1,289,580	1,389,014	2,126,599	2,354,474
Gross profit	567,783	666,804	937,539	1,113,994
Percent	30.6%	32.4%	30.6%	32.1%

Selling and administrative expenses	240,774	247,916	464,758	459,382
Operating income	327,009	418,888	472,781	654,612
Percent	17.6%	20.4%	15.4%	18.9%

Interest and other non-operating expenses, net	16,892	8,523	32,728	13,722
Income before income taxes and equity in earnings	310,117	410,365	440,053	640,890
Provision for income taxes	77,987	103,160	106,260	154,482
Equity in earnings of unconsolidated investments, net	120	78	156	136
Net income	$232,250	$307,283	$333,949	$486,544

Earnings per share attributable to common stockholders: (1)
Basic	$5.95	$7.71	$8.55	$12.16
Diluted	$5.91	$7.63	$8.48	$12.03
Weighted average common shares outstanding:
Basic	38,837	39,660	38,857	39,795
Diluted	39,115	40,064	39,155	40,231

Cash dividends declared per common share	$1.10	$1.00	$2.10	$1.80

(1)    Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $231.0 million and $305.6 million for the three months ended June 30, 2023 and June 30, 2022, respectively, and $332.2 million and $483.8 million for the six months ended June 30, 2023 and June 30, 2022, respectively. Participating securities excluded from weighted average common shares outstanding were 205,000 and 218,000 for the three months ended June 30, 2023 and June 30, 2022, respectively, and 209,000 and 229,000 for the six months ended June 30, 2023 and June 30, 2022, respectively.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,	Change
	2023	2022	$	%

Assets
Current assets:
Cash and cash equivalents	$53,225	$91,481	$(38,256)	(42)%
Receivables, net (1)	203,459	239,639	(36,180)	(15)
Receivables pledged under receivables facility	427,491	516,946	(89,455)	(17)
Product inventories, net (2)	1,392,886	1,579,101	(186,215)	(12)
Prepaid expenses and other current assets	19,994	43,317	(23,323)	(54)
Total current assets	2,097,055	2,470,484	(373,429)	(15)

Property and equipment, net	209,541	183,480	26,061	14
Goodwill	699,918	692,972	6,946	1
Other intangible assets, net	302,444	309,375	(6,931)	(2)
Equity interest investments	1,278	1,179	99	8
Operating lease assets	279,468	259,571	19,897	8
Other assets	90,875	45,044	45,831	102
Total assets	$3,680,579	$3,962,105	$(281,526)	(7)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$485,100	$604,225	$(119,125)	(20)%
Accrued expenses and other current liabilities	170,658	195,529	(24,871)	(13)
Short-term borrowings and current portion of long-term debt	36,219	19,731	16,488	84
Current operating lease liabilities	79,763	71,550	8,213	11
Total current liabilities	771,740	891,035	(119,295)	(13)

Deferred income taxes	58,151	42,380	15,771	37
Long-term debt, net	1,148,367	1,575,667	(427,300)	(27)
Other long-term liabilities	39,236	32,109	7,127	22
Non-current operating lease liabilities	204,553	191,856	12,697	7
Total liabilities	2,222,047	2,733,047	(511,000)	(19)
Total stockholders’ equity	1,458,532	1,229,058	229,474	19
Total liabilities and stockholders’ equity	$3,680,579	$3,962,105	$(281,526)	(7)%

(1)The allowance for doubtful accounts was $10.1 million at June 30, 2023 and $6.5 million at June 30, 2022.
(2)The inventory reserve was $25.4 million at June 30, 2023 and $20.9 million at June 30, 2022.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2023	2022	Change
Operating activities
Net income	$333,949	$486,544	$(152,595)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,292	15,376	(84)
Amortization	4,237	4,358	(121)
Share-based compensation	9,996	7,571	2,425
Equity in earnings of unconsolidated investments, net	(156)	(136)	(20)
Other	3,563	7,185	(3,622)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(276,945)	(384,245)	107,300
Product inventories	201,380	(251,090)	452,470
Prepaid expenses and other assets	(4,423)	(20,573)	16,150
Accounts payable	76,140	208,017	(131,877)
Accrued expenses and other liabilities	13,744	(44,276)	58,020
Net cash provided by operating activities	376,777	28,731	348,046

Investing activities
Acquisition of businesses, net of cash acquired	(11,500)	(7,629)	(3,871)
Purchases of property and equipment, net of sale proceeds	(30,191)	(19,802)	(10,389)
Other investments, net	(169)	—	(169)
Net cash used in investing activities	(41,860)	(27,431)	(14,429)

Financing activities
Proceeds from revolving line of credit	698,795	1,122,186	(423,391)
Payments on revolving line of credit	(1,001,399)	(1,128,902)	127,503
Proceeds from term loan under credit facility	—	250,000	(250,000)
Proceeds from asset-backed financing	388,900	215,000	173,900
Payments on asset-backed financing	(240,200)	(50,000)	(190,200)
Payments on term facility	(47,313)	(4,625)	(42,688)
Proceeds from short-term borrowings and current portion of long-term debt	17,859	24,767	(6,908)
Payments on short-term borrowings and current portion of long-term debt	(19,182)	(16,808)	(2,374)
Payments of deferred and contingent acquisition consideration	(551)	(1,374)	823
Proceeds from stock issued under share-based compensation plans	7,309	5,107	2,202
Payments of cash dividends	(82,018)	(72,028)	(9,990)
Purchases of treasury stock	(50,742)	(278,680)	227,938
Net cash (used in) provided by financing activities	(328,542)	64,643	(393,185)
Effect of exchange rate changes on cash and cash equivalents	1,259	1,217	42
Change in cash and cash equivalents	7,634	67,160	(59,526)
Cash and cash equivalents at beginning of period	45,591	24,321	21,270
Cash and cash equivalents at end of period	$53,225	$91,481	$(38,256)

ADDENDUM

The table below summarizes the changes in our sales center count in the first six months of 2023.

December 31, 2022	420
Acquired locations	4
New locations	8
June 30, 2023	432

Reconciliation of Non-GAAP Financial Measures

The non-GAAP measures described below should be considered in the context of all of our other disclosures in this press release.

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments and equity in earnings or loss of unconsolidated investments.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

We have included Adjusted EBITDA as a supplemental disclosure because management uses it to monitor our performance, and we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.
The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2023	2022	2023	2022
Net income	$232,250	$307,283	$333,949	$486,544
Add:
Interest and other non-operating expenses (1)	17,066	8,333	33,407	13,608
Provision for income taxes	77,987	103,160	106,260	154,482
Share-based compensation	5,073	3,914	9,996	7,571
Equity in earnings of unconsolidated investments, net	(120)	(78)	(156)	(136)
Depreciation	7,660	7,713	15,292	15,376
Amortization (2)	1,915	1,951	3,862	3,928
Adjusted EBITDA	$341,831	$432,276	$502,610	$681,373
(1)Shown net of (gains) losses on foreign currency transactions of $(174) and $190 for the three months ended June 30, 2023 and June 30, 2022, respectively, and $(679) and $114 for the six months ended June 30, 2023 and June 30, 2022, respectively.
(2)Excludes amortization of deferred financing costs of $187 and $215 for the three months ended June 30, 2023 and June 30, 2022, respectively, and $375 and $430 for the six months ended June 30, 2023 and June 30, 2022, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Diluted EPS

We have included adjusted diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure, because we believe this measure is useful to management, investors and others in assessing our period-to-period operating performance.

Adjusted diluted EPS is a key measure used by management to demonstrate the impact of tax benefits from ASU 2016-09 on our diluted EPS and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe this measure should be considered in addition to, not as a substitute for, diluted EPS presented in accordance with GAAP, and in the context of our other disclosures in this press release. Other companies may calculate this non-GAAP financial measure differently than we do, which may limit its usefulness as a comparative measure.
The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Diluted EPS	$5.91	$7.63	$8.48	$12.03
ASU 2016-09 tax benefit	(0.02)	(0.04)	(0.14)	(0.22)
Adjusted diluted EPS	$5.89	$7.59	$8.34	$11.81